UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: November 20, 2006

(Date of earliest event reported)

H.B. FULLER COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number: 001-09225

Minnesota	41-0268370
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1200 Willow Lake Boulevard

P.O. Box 64683

St. Paul, MN 55164-0683

(Address of principal executive offices, including zip code)

(651) 236-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2006, H.B. Fuller Company (the “Company”) announced that Albert P. Stroucken would resign as Chairman of the Board, President, Chief Executive Officer and a director of the Company effective December 1, 2006 (the “Resignation Date”).

On November 20, 2006, Mr. Stroucken and the Company entered into a separation agreement (the “Separation Agreement”), which superceded the Employment Agreement dated March 30, 2004 (the “Employment Agreement”) between Mr. Stroucken and the Company. Under the Employment Agreement, Mr. Stroucken would have been entitled to receive certain severance payments and benefits if his employment with the Company had continued until March 31, 2007 (the “Employment Agreement Termination Date”). The Separation Agreement adjusted and reduced such severance payments and benefits to take into account Mr. Stroucken’s termination of employment prior to the Employment Agreement Termination Date.

If Mr. Stroucken’s employment with the Company had continued until the Employment Agreement Termination Date, he would have received the following payments and benefits for a period of 36 months: (a) an annual benefit in an amount equal to the sum of (i) his average base salary during the preceding two years, and (ii) his average annual cash incentive bonus during such two-year period; (b) continued participation in the Company’s pension and 401(k) retirement savings plans; (c) continued participation in the Company’s life insurance and medical and health plans, (d) continued participation in the Company’s executive physical examination and tax and financial planning programs; (e) continued participation in his supplemental executive retirement plan sponsored by the Company (the “SERP”); and (f) an automobile allowance of $1,500 per month.

Mr. Stroucken would also have received an additional five years of age and service credit under the SERP. In addition, he would have had the right to receive relocation assistance and benefits under the Company’s relocation policy. Finally, all unvested shares of restricted stock and stock options previously granted to Mr. Stroucken would have been accelerated and vested in full as of the Employment Agreement Termination Date.

Pursuant to the terms of the Separation Agreement, the payments and other benefits Mr. Stroucken would have received if his employment had continued through the Employment Agreement Termination Date were reduced by $4,000,000. Under the Separation Agreement, Mr. Stroucken will be entitled to receive the following payments: (a) $802,431 as salary continuation, payable in three equal installments on each of December 1, 2007, 2008 and 2009; (b) $1,768,886 as incentive compensation continuation, payable in three equal installments on each of December 1, 2007, 2008 and 2009; and (c) approximately $6,118,667 in SERP benefits (plus accrued interest as provided under the SERP), payable on June 1, 2007.

Mr. Stroucken will also receive amounts previously deferred by him under the Company’s deferred compensation plan. In addition, Mr. Stroucken will receive the value of the performance unit awards and annual short-term incentive awards he would have been entitled to receive under the terms of the Company’s annual and long-term incentive plan for the fiscal year ending December 2, 2006. The value of such awards will be determined for all participants in accordance with the applicable plans after the end of the current fiscal year.

Under the Separation Agreement, 122,058 shares of unvested restricted stock held by Mr. Stroucken will vest in full on the Resignation Date. In addition, unvested stock options to acquire 349,152 shares of common stock of the Company held by Mr. Stroucken will vest in full on such date. The exercise prices of these options range from $13.95 per share to $16.02 per share. Under the Separation Agreement, the expiration date of these stock options will be extended from the Resignation Date until February 1, 2007.

After his termination of employment with the Company, Mr. Stroucken will be eligible to receive assistance and benefits under the Company’s relocation policy so that he can relocate to any city in the United States. The Company currently expects that the cost of providing the relocation benefits to Mr. Stroucken will be approximately $300,000 to $500,000. However, after the Resignation Date, Mr. Stroucken will no longer be eligible to participate in the Company’s pension, SERP and 401(k) retirement savings plans (although he will retain the value of his vested accounts in accordance with the terms of the pension and 401(k) retirement savings plans). Also, as of the Resignation Date, Mr. Stroucken’s participation in the Company’s life insurance, personal accident, medical, health and disability plans will cease. In addition, Mr. Stroucken will no longer receive any automobile, financial and tax planning and executive physical examination allowances after the Resignation Date.

Under the terms of the Separation Agreement, Mr. Stroucken will continue to be obligated to comply with the confidentiality, non-competition and employee non-solicitation covenants contained in the Employment Agreement for the period beginning on his Resignation Date and ending March 31, 2010.

The Separation Agreement will result in estimated after-tax charges to earnings of $5.9 million in the fourth quarter of the Company’s fiscal 2006 and $1.5 million in the Company’s fiscal 2007. These charges will result from amounts to be paid to Mr. Stroucken under the Separation Agreement, the accelerated vesting of certain equity compensation awards and charges associated with the SERP.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Separation Agreement dated November 20, 2006 between the Company and Albert P. Stroucken.

99.1	Press Release of the Company issued on November 27, 2006 announcing that the Company had entered into a Separation Agreement in connection with the previously announced resignation of Albert P. Stroucken as Chairman of the Board, President, Chief Executive Officer and a director of the Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H.B. FULLER COMPANY

By:	/s/ Timothy J. Keenan
Timothy J. Keenan General Counsel and Corporate Secretary

Date: November 27, 2006

EXHIBIT INDEX

Exhibit Number	Description
10.1	Separation Agreement dated November 20, 2006 between the Company and Albert P. Stroucken.

99.1	Press Release of the Company issued on November 27, 2006 announcing that the Company had entered into a Separation Agreement in connection with the previously announced resignation of Albert P. Stroucken as Chairman of the Board, President, Chief Executive Officer and a director of the Company